SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

Filed by Registrant (x)
Filed by a Party other than the Registrant ( )

Check the Appropriate Box:

(X)   Preliminary Proxy Statement
( )   Definitive Proxy Statement
( )   Definitive Additional Materials
( )   Soliciting Materials Pursuant to p 240.14a-11c or p 240.14a-12


                           HEARTLAND EXPRESS, INC.
              (Name of Registrant as Specified in its Charter)

               The Heartland Express, Inc. Board of Directors
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the Appropriate Box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(I)(1),
      or 14a-6(j)(2)
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3)
( )   Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and
      0-11

  (1)   Filed of each class of securities to which transaction applies: N/A
  (2)   Aggregate number of securities to which transaction applies:   N/A
  (3)   Price per unit or other underlying value of transaction computed
        pursuant to Exchange Act Rule 0-11:                            N/A
  (4)   Proposed maximum aggregate value of transaction:               N/A

   $     N/A      = Amount on which filing fee is calculated.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)   Amount previously paid:                                        N/A
  (2)   Form, Schedule or Registration Statement No.:                  N/A
  (3)   Filing Party:                                                  N/A
  (4)   Date Filed:                                                    N/A

                        HEARTLAND EXPRESS, INC.
                         2777 Heartland Drive
                        Coralville, Iowa 52241



                       NOTICE AND PROXY STATEMENT
                    FOR ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MAY 15, 1997



Dear Fellow Stockholders:

  The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Heartland Express, Inc., a Nevada Corporation (the "Company"), will be held at the Clarion Hotel and Conference Center, 1210 First Avenue, Coralville, Iowa 52241, at 8:00 a.m. local time, on Thursday, May 15, 1997 for the following purposes:

  1. To consider and act upon a proposal to elect four (4) directors of the Company;

  2. To consider and act upon a proposal to amend the Company's articles of incorporation to increase authorized capital to four hundred million (400,000,000) shares of capital stock(395,000,000 shares of common stock and 5,000,000 shares of preferred stock) and to reduce par value from $0.10 to $0.01 per share.

  3. To consider and act upon a proposal to ratify the selection of Arthur Andersen LLP as independent public accountants for the Company for 1997; and

  4. To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

  The foregoing matters are more fully described in the accompanying Proxy Statement.

  The Board of Directors has fixed the close of business on March 19, 1997, as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Returning your proxy now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so. The prompt return of your proxy may save the Company additional expenses of solicitation.

  All Stockholders are cordially invited to attend the Annual Meeting.

                                         By Order of the Board of Directors


                                         Russell A. Gerdin
                                         Chairman of the Board,
                                         President and Secretary
Coralville, Iowa 52241
April 7, 1997

                         HEARTLAND EXPRESS, INC.
                          2777 Heartland Drive
                         Coralville, Iowa 52241



                             PROXY STATEMENT
                    FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD MAY 15, 1997



  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Heartland Express, Inc., a Nevada corporation (the "Company"), to be used at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held at the Clarion Hotel and Conference Center, 1210 First Avenue, Coralville, Iowa 52241, on Thursday, May 15, 1997, at 8:00 a.m. local time, and any adjournment thereof. All costs of the solicitation will be borne by the Company. The Company does not intend to solicit proxies other than by this mailing; provided, that directors, officers, and employees may solicit proxies by use of the mails or telephone without compensation other than their regular compensation. The approximate date of mailing this proxy statement and the enclosed form of proxy is April 7, 1997.

  The enclosed copy of the Company's annual report for the fiscal year ended December 31, 1996, is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

                           PROXIES AND VOTING

  Only stockholders of record at the close of business on March 19, 1997 ("Stockholders") are entitled to vote, either in person or by valid proxy, at the Annual Meeting. On the record date of March 19, 1997, the Company had 30,000,000 shares of $0.10 par value common stock issued and outstanding. Each share is entitled to one vote. The Company has no other class of stock outstanding. Stockholders are not entitled to cumulative voting in the election of directors.

  All proxies that are properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the choices indicated. Any Stockholder may be represented and may vote at the Annual Meeting by a proxy or proxies appointed by an instrument in writing. In the event that any such instrument in writing shall designate two (2) or more persons to act as proxies, a majority of such persons present at the meeting shall have and may exercise, or, if only one shall be present, then that one shall have and may exercise, all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide. No such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution. Any Stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by filing with the Secretary of the Company a revocation of the proxy, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

  Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the Stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

  At the Annual Meeting, the Stockholders will elect four (4) directors to serve as the Board of Directors until the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified. At the 1996 Annual Meeting five directors were elected. Earl H. Scudder, Jr served as a director until February 1997 when he resigned to pursue other business interests. In accordance with the Company's bylaws, the remaining four directors voted to reduce the size of the Board of Directors to four members. The Board may increase the size of the Board of Directors in the future and add one or more members if desirable candidates are found. Absent contrary instructions, each proxy will be voted for Russell A. Gerdin, Richard O. Jacobson, Dr. Benjamin J. Allen, and Michael J. Gerdin, all of whom are standing for re-election. In the event one or more of the individuals listed below shall unexpectedly become unavailable to serve, which the Board of Directors has no reason to expect, the proxies that would have otherwise been voted for such individuals will be voted for a substitute nominee selected by the Board.


Information Concerning Executive Officers and Directors

  Information concerning the names, ages, positions with the Company, tenure as a director, and business experience of the Company's current directors and executive officers is set forth below. All references to experience with the Company include positions with the Company's operating subsidiary, Heartland Express, Inc. of Iowa.

       NAME         AGE                POSITION                    DIRECTOR
                                                                    SINCE
Russell A. Gerdin       55   Chairman of the Board, President,       1978
                             Secretary
John P. Cosaert         49   Executive Vice President of Finance,    N/A
                             Treasurer
Richard L. Meehan.      51   Executive Vice President of Marketing   N/A
Richard O. Jacobson 1   60   Director                                1994
Dr. Benjamin J. Allen 1 50   Director                                1995
Michael J. Gerdin       27   Director                                1996


1    Member of the Audit Committee.

  Russell A. Gerdin has served as the Company's President since 1978 and as Chairman of the Board since 1986.

  John P. Cosaert has served as the Company's Vice President of Finance and Treasurer from 1986 to April 1996. In April 1996 he was named Executive Vice President.

  Richard L. Meehan has served as the Company's Vice President of Marketing from 1986 to April 1996. In April 1996 he was named Executive Vice President.

  Richard O. Jacobson has served as a director since 1994. Mr. Jacobson has been President and Chief Executive Officer of Jacobson Warehouse Company, Inc. and Jacobson Transportation Company, Inc., Des Moines, Iowa since 1968. Mr. Jacobson also serves as a director for Atrion Corporation, Allied Group, Inc., Firstar Bank of Des Moines, Firstar Banks of Iowa, and Felcor Suite Hotels, Inc.

  Dr. Benjamin J. Allen has served as a director since 1995. He is the Dean and Distinguished Professor of Business at Iowa State University in Ames, Iowa, and has served in this capacity since 1994. Dr. Allen previously served and still does serve as Professor for the Department of Transportation and Logistics and Department of Economics at Iowa State University since 1991. Dr. Allen also served in the Office of Transportation Regulatory Policy of the U.S. Department of Transportation as a Brookings Institute Economics Policy Fellow.

  Michael J. Gerdin has served as a director since 1996. Mr. Gerdin is the Company's Midwest Operations Supervisor and has served in that capacity since June 1996. From 1992 until such time, Mr. Gerdin held a variety of positions within the Company, including positions in the dispatch, sales, safety, and driver recruiting departments. Mr. Gerdin was responsible for the relocation of the former Munson Transportation administrative functions to Heartland's headquarters in 1994. Prior to 1992 Mr. Gerdin was a full-time student obtaining his degree in Business Administration from Luther College.

Board of Directors and Committee Meetings

  The Board of Directors met two times during the last fiscal year, and all directors were present at each meeting.

  The 1996 Audit Committee consisted of Earl H. Scudder, Jr. (Chairman), and Richard O. Jacobson. The Audit Committee met twice during 1996, and both members were in attendance. The Audit Committee makes recommendations to the Board concerning the selection of outside auditors, reviews the Company's financial statements, reviews and discusses audit plans, audit work, internal controls, and the report and recommendations of the Company's independent auditors, and considers such other matters in relation to the external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. At least a majority of the Audit Committee members will not be employees of the Company. Dr. Benjamin J. Allen was appointed to the audit committee subsequent to Mr. Scudder's resignation from the Board of Directors.

  The Board does not have a compensation or nominating committee or any committee performing similar functions.

Directors' Fees

  Directors who are not employees of the Company are paid $1,000 for attendance at each Board of Directors or committee meeting attended (if the committee meeting is held on a day other than the day of a Board meeting), and are reimbursed for expenses incurred in attending such meetings.

Board of Directors Interlocks and Insider Participation

  The 1996 Board of Directors consisted of Russell A. Gerdin, Earl H. Scudder, Jr., Richard O. Jacobson, Michael J. Gerdin, and Dr. Benjamin J. Allen, all of whom participated in deliberations concerning executive officer compensation. No other individuals participated in such deliberations. During 1996, Mr. Gerdin served as the President and Secretary of the Company, and Mr. Scudder served as Assistant Secretary of the Company. The Board of Directors establishes the compensation of Mr. Gerdin and reviews compensation set by Mr. Gerdin for other executive officers. Mr. Scudder received no compensation for serving as Assistant Secretary.

  In 1996, the Company leased two office buildings, totaling approximately 25,000 square feet, a storage building of approximately 3,500 square feet, and five acres of land from Mr. Gerdin for $282,000 plus taxes, utilities, insurance and maintenance. The lease expires on May 31, 2000, but is renewable for an additional five year term with a cost of living adjustment.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL 1.

                        EXECUTIVE COMPENSATION


  The following table sets forth information concerning the annual and long-term compensation paid by the Company to its chief executive officer who was the only executive officer who was paid more than $100,000 in salary and bonus during the most recent fiscal year (the "Named Officer") for services in all capacities for the fiscal years ended December 31, 1996, 1995, and 1994.

                       Summary Compensation Table

                                                Long-Term Compensation
                        Annual Compensation    Awards  Payouts
 Name And Principal                         Restricted
     Position                    Other Annual Stock Options/ LTIP All Other
                    Salary Bonus Compensation Award(s) SARs Payouts Compen.
                Year   ($)   ($)      ($)1      ($)    ($)     ($)    ($)
Russell A. Gerdin,
Chairman and    1996 300,000  -        -         -      -       -      -
President       1995 300,000  -        -         -      -       -      -
(Chief Executive
Officer)        1994 300,000  -        -         -      -       -      -

1 Other annual compensation did not exceed 10% of Mr. Gerdin's total salary for any reported year.

Board of Directors Report on Executive Compensation

  The members of the Board of Directors prepared the following report on executive compensation:

  The Board of Directors reviews the compensation of the Company's executive officers annually. The compensation of Mr. Gerdin, the Company's chief executive officer, is evaluated differently than that of the other executive officers. A summary of the considerations for each is set forth below.

  Chief Executive Officer. Mr. Gerdin receives a base salary only, with no bonus or short or long-term incentives. The Board of Directors recognizes Mr. Gerdin's substantial responsibility and contribution to the Company's operating performance, operating margin, revenue and net income growth rates, and attainment of Company goals, as well as his large stockholdings. At Mr. Gerdin's request, his salary has remained the same since 1986, and he has never been paid a bonus. The Board believes that Mr. Gerdin's salary is reasonable compared to similarly situated executives, and that as a holder of approximately 43% of the Company's outstanding stock, Mr. Gerdin receives an incentive through appreciation in the value of the Company's stock. Because of Mr. Gerdin's request, the Board of Directors has not considered or approved an increase in annual compensation or any incentive compensation for Mr. Gerdin. Thus, corporate performance directly affects Mr. Gerdin, but not through his compensation by the Company.

  Other Executive Officers. The Company's other executive officers are compensated through a mix of salary and incentive compensation. In establishing compensation, the Board of Directors annually considers (I) the Company's operating performance, stock performance, operating margin, and revenue and net income growth rates, (ii) team-building skills, individual performance, past performance and potential with the Company,
(iii) local compensation levels and cost of living, and (iv) compensation information disclosed by similar publicly-held truckload motor carriers. Salary and bonus levels are largely subjective, with individual performance being the most important factor. Compensation levels at other publicly-traded truckload motor carriers are used as a general guide, and the Board believes that the compensation of its executive officers as a group, historically and during the last fiscal year, has been comparable to that of other carriers.

  The Board believes that providing an incentive for its executive officers to maximize profitability is important. In 1993, the Company's subsidiary, Heartland Express, Inc. of Iowa, adopted a non-qualified deferred compensation plan for key management employees designated by the board of directors of the subsidiary for a given year. The total contingent benefit available for all participants is a percentage of the Company's previous year's net profits equal to one-fourth of one percent of such profits for each percentage point (or a fraction thereof) by which the Company's operating ratio was less than a specified target. The operating ratio represents the percentage which operating expenses bear to operating revenues. The benefits vest in increments up to age 65, payment is deferred until cessation of employment, and all payments are subject to certain vesting and forfeiture provisions. The chief executive officer does not participate in the deferred compensation arrangement. The aggregate amount contributed to the plan on behalf of four participants for 1996 was $130,000. Under the deferred compensation plan, there is a direct relationship between the Company's operating efficiency and the deferred amount allocable to the executive officers. The Board of Directors determines the portion of the annual total deferred compensation pool to allocate to individual executive officers based upon a subjective evaluation of the job performance of each individual executive officer.

                                           Board of Directors
                                   Russell A. Gerdin    Benjamin J. Allen
                                   Richard O. Jacobson  Michael J. Gerdin




Tuition Award Program

  The Company maintains a tuition award program for the children of certain employees, including executive officers. Contributions to the program are based upon the Company's performance. During 1996, the Company contributed $191,000 to the program, based upon 1995 performance. The Company will contribute $229,000 in 1997 based upon 1996 performance. The amount paid to children of the Company's executive officers was $8,933 in 1995 and $14,848 in 1996.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the Company's preceding fiscal year.

      PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

  The following table sets forth, as of March 19, 1997, the number and percentage of outstanding shares of Common Stock beneficially owned by each person known by the Company to beneficially own more than 5% of such stock, by each director and Named Officer of the Company, and by all directors and executive officers of the Company as a group.

       SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
Title of Class  Name and Address of Beneficial Owner  Amount & Nature  %
                                                       of Beneficial   of
                                                          Ownership  Class 1
Common Stock    Russell A. Gerdin, President,
                Secretary, and Director
                2777 Heartland Drive,
                Coralville, IA 52241                      12,794,989  42.6%

Common Stock,   Richard O. Jacobson, Director
                P.O. Box 224
                Des Moines, IA  50301                           0       *

Common Stock    Benjamin J. Allen, Director
                2720 Thompson Drive
                Ames, IA  50010                                 0       *

Common Stock    Michael J. Gerdin, Director
                2777 Heartland Drive
                Coralville, IA  52241                           0       *

Common Stock    Nicholas Company, Inc. (Albert O. Nicholas)
                700 N. Water Street
                Milwaukee, WI  53202                       2,517,786   8.4%

Common Stock    All directors and executive officers
                as a group ( 6 individuals)               12,863,271  42.9%



*    Less than one percent (1%).

1    Based upon 30,000,000 outstanding shares at March 19, 1997.




              CERTAIN TRANSACTIONS AND RELATIONSHIPS

  Courtney J. Munson served as a director from 1994 until February 1996 when he resigned to pursue other business interests. Prior to Mr. Munson's resignation as a director, Mr. Munson and the Company engaged in the following transactions on January 15, 1996: (1) Mr. Munson purchased all of the stock of Heartland Monmouth Warehouse Corp. from the Company for $150,000 (the Company having acquired the stock of such corporation from Mr. Munson and his brother in a March 17, 1994 merger in exchange for 6,434 shares of Common Stock, valued at approximately $223,600 at the merger date); (2) the Company paid Mr. Munson $242,308 in connection with the settlement of all issues under his employment agreement; (3) Mr. Munson repaid all sums due the Company (approximately $362,000 at December 31, 1995, plus accrued interest); and (4) the registration rights agreement with Mr. Munson and certain members of his family was terminated; provided that the Munsons will retain "piggyback" registration rights in certain circumstances through March 17, 1997.

                     STOCK PERFORMANCE GRAPH

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
             PERFORMANCE GRAPH FOR HEARTLAND EXPRESS


  The following graph compares the cumulative total stockholder return of the Company's Common Stock with the cumulative total stockholder return of the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Trucking & Transportation Stocks commencing December 31, 1991, and ending December 31, 1996.










                  GRAPH AREA











                                   Legend

Symbol  Index Desc. 12/31/91 12/31/92 12/31/93 12/31/94 12/31/95 12/29/96

__  Heartland Express  100.0    185.9    166.7    202.0    204.8    379.2
--  CRSP index for
    Nasdaq Stock
    Market (U.S.
    Companies)         100.0    116.4    133.6    130.6    184.7    227.2
 ..  CRSP Index for
    Nasdaq Trucking
    & Transportation
    Stocks             100.0    122.4    148.7    134.8    157.2    173.7


  The stock performance graph assumes $100 was invested on January 1, 1992. There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance. The CRSP Index for Nasdaq Trucking & Transportation Stocks includes all publicly held truckload motor carriers traded on the Nasdaq Stock Market, as well as all Nasdaq companies within the Standard Industrial Code Classifications 3700-3799, 4200-4299, 4400-4599, and 4700-4799. The Company will provide the names of all companies in such index upon request.

      AUTHORIZATION OF ADDITIONAL COMMON STOCK, REDUCTION OF PAR VALUE,
            AND AMENDMENT OF ARTICLES OF INCORPORATION
                           (Proposal 2)

  The Company proposes to amend article Fourth of its articles of incorporation to increase the number of authorized shares of common stock it has authority to issue and to reduce the par value per share. Presently the Company has 35,000,000 shares of common stock, par value $.10 per share, authorized, of which 30,000,000 are outstanding. The amendment would increase the number of authorized shares of common stock to 395,000,000. The amendment also would decrease the par value of all outstanding shares of common stock, all authorized but unissued shares of common stock, and all authorized shares of preferred stock (none of which have been issued) from $.10 to $.01 per share. Since 1990, the Company has declared five pro rata stock dividends to holders of common stock. Management believes that the stock dividends enhance the liquidity of investors' holdings. The Company also issued shares of common stock in its 1994 merger of Munson Transportation. The Company would be limited in its ability to declare dividends in the future and to issue shares to raise capital or acquire other companies without additional authorized common shares. Heartland has no present intention to engage in any such transactions, but the Board of Directors believes that the Company should maintain its flexibility.

  The amendment would reduce the par value of the common stock in order to decrease state fees payable. The decrease in par value would cause a shift of $2,700,000 from the Company's capital stock account to additional paid-in capital. Total stockholders' equity would not change as a result of the amendment.

  The Board of Directors has unanimously approved the proposed amendment and recommended its adoption by the stockholders.

  The changes that would be effected by the amendment follow:

     PRESENT ARTICLE FOURTH, in relevant part:

         The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, of which Thirty-Five Million (35,000,000) shares, par value Ten Cents($.10) per share, shall be of a class designated "Common Stock" and Five Million (5,000,000) shares, par value Ten Cents ($.10) per share, shall be of a class designated "Preferred Stock".

     AMENDED ARTICLE FOURTH, in relevant part:

         The total number of sh ares of capital stock of all classes which the Corporation shall have authority to issue is Four Hundred Million 400,000,000) shares, of which Three Hundred Ninety-Five Million (395,000,000) shares, par value One Cent ($.01) per share, shall be of a class designated "Common Stock", and Five Million (5,000,000) shares, par value One Cent ($.01) per share, shall be of a class designated "Preferred Stock". The par value of all common stock shares outstanding on the date of filing this certificate of amendment shall be decreased to One Cent ($.01) per share without any change in the number of outstanding shares.

  Newly authorized and outstanding common stock would have voting, liquidation, and other rights and preferences identical to the existing common stock. Shares of common stock have no preemptive rights, therefore, there is no guarantee that existing stockholders will be able to maintain their percentage ownership of the Company's outstanding shares if additional shares are issued. Approval of the amendment will increase the number of shares that could be issued by the Board of Directors. The Company's shares are not entitled to cumulative voting in the election of directors, which entitles the holders of a majority of the shares voted at a meeting of stockholders to elect 100% of the directors elected.

  Adoption of the amendment requires the affirmative vote of a majority of the shares cast at the Annual Meeting. If the amendment is adopted, an amendment to the articles of incorporation will be filed with the Nevada Secretary of State, and thereafter the number of shares of common stock will be increased ant the par value per share decreased. If the amendment is defeated, the number of authorized common stock shares will remain 35,000,000 and the par value of both common stock and preferred stock will remain $.10.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2 TO AUTHORIZE ADDITIONAL COMMON STOCK, REDUCE THE PAR VALUE OF ALL CAPITAL STOCK, AND AMEND THE ARTICLES OF INCORPORATION.

                            PROPOSAL 3
             RATIFICATION OF SELECTION OF INDEPENDENT
                        PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as independent public accountants for the Company for the 1997 fiscal year. Arthur Andersen LLP served as independent public accountants for the Company for the fiscal year ended December 31, 1996. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

                      STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1998 Annual Meeting of the Stockholders of the Company must be received by the Corporate Secretary of the Company at the Company's principal executive offices on or before December 9, 1997, to be included in the Company's proxy material related to that meeting.

                          OTHER MATTERS

  The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                                            HEARTLAND EXPRESS, INC.



                                            Russell A. Gerdin
                                            Chairman of the Board,
                                            President and Secretary

April 7, 1997